Exhibit 99.2

CORPORATE PARTICIPANTS

Steven Gerard CBIZ Inc. - Chairman, CEO

Jerry Grisko CBIZ Inc. - COO

Ware Grove CBIZ Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Josh Vogel Sidoti & Co. - Analyst

Jim Macdonald First Analysis - Analyst

Robert Kirkpatrick Cardinal Capital - Analyst

PRESENTATION

Operator

Welcome to the CBIZ Fourth Quarter 2012 Full Year Results Call. The conference has now begun. The host for today’s call will be Steven Gerard, chairman and CEO of CBIZ. All participants are muted and there will be a question and answer session at the end of the call.

At this time, I would like to turn the call over to Steven Gerard.

Steven Gerard - CBIZ Inc. - Chairman, CEO

Thank you, Joan and good morning everyone. And thank you for calling into CBIZ Fourth Quarter 2012 Full Year 2012 Results Conference Call. Before I begin my comments, I’d like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in. However, I ask if you have questions, you hold them until after the call and we’ll be happy to address them at that time.

This call is also being webcasted and you can access it over our website. You should’ve all received a copy of the release which we issued this morning. If you did not, you can access it on our website or call our corporate office. Finally, remember that during the course of the call, we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations, and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings from 10-K and press releases. Joining me on the call this morning are Jerry Grisko, our president and chief operation officer and Ware Grove, our chief financial officer.

Prior to the opening this morning, we were very pleased to release our fourth quarter and full year results. As you’ve noted from the release, we’re reporting for the full year 2012 revenue growth in excess of 4% and same-unit growth up for the first time since 2008. What’s particularly encouraging as we look at the numbers in the third and fourth quarter is the continuation of the positive trends we’ve seen in our core businesses. I would point out to you that our same-unit growth for 2012 includes the absorption of the previously expected and announced reduction in the MMP revenue. So, on a combined basis, we have positive organic growth and it’s led by our core businesses. The trends that we were seeing in the third and the fourth quarter appear to continue into 2013, so we are guardedly optimistic in 2013 that we’ll continue to see the continuation of the trends we’ve seen before.

With that, I’d like to turn it over to Ware to give you the details of 2012.

Ware Grove - CBIZ Inc. - CFO

Thank you, Steven and good morning, everyone. I want to take a few minutes to run through the fourth quarter and full year numbers we released earlier this morning for the year-end of December 31, 2012. As Steven commented, we continue to see improvements in the economic environment throughout 2012, and we are very pleased to report organic same-unit revenue growth for CBIZ of 2.5% in the fourth quarter, with each of our business segments including medical management professionals achieving organic revenue growth in the fourth quarter.

For the full year of 2012, same-unit organic revenue growth was 0.8%. Led by our Financial Services Group, this marks the fourth consecutive quarter of same-unit organic revenue growth for our core Financial and Employee Services business segments on a combined basis, and that represents about 77% of our total revenue.

In the fourth quarter, these segments combined grew by 2.6% and for the full year, these two core business segments grew by 1.8% on a combined basis. Now, in addition to improving organic revenue growth throughout the year, we were very active with acquisitions, having closed 5 transactions in the fourth quarter and 10 transactions for the full year of 2012. We closed 8 transactions for Employee Services and one each for Medical Management Professionals and for Financial Services.

The largest transaction closed December 31st with the acquisition of PHBV Partners, which is a $30 million consulting and accounting business that specializes in health care compliance for federal and state agencies. This new business will integrate very nicely with our existing business that focuses on the same consulting and accounting services within this health care compliance area.

Now, thanks to the many CBIZ associates who are working hard to provide great service to our clients, we were able to report a total revenue growth of $32.3 million or 4.4% for 2012 compared with the prior year. And we reported fully diluted earnings per share of $0.63, which is an 8.6% improvement over the $0.58 per share reported for 2011.

As what’s outlined in the numbers we released earlier this morning, the sale of our wealth management business, which occurred in 2011, resulted in a gain of $0.2 per share in the first quarter of 2011 and we also reported a gain of $0.3 per share in the first quarter of 2012 from the sale of this business.

Now, looking at each segment, our revenue growth was led by full year organic growth within our Financial Services group which reported 3.4% same-unit growth in the fourth quarter and reported 2.6% same-unit growth for the full year compared with a year ago. This group reported same-unit organic growth in each of the four quarter throughout 2012. Including the impact of acquired operations, total revenue within this group increased by 5.2% for the full year.

As has been the trend during this past year, within our core accounting services, the volume of our hours charged to client engagements has been relatively flat and we are realizing a higher yield per hour as we continue to gain efficiencies. As we have experienced very nice revenue growth within several of our national consulting and valuation services within the Financial Services group as well. As we commented earlier in 2012, during the past year, we made a number of investments in those groups which we believe will enhance revenue growth opportunities going forward. We built out a team of business development managers who are now working in most of our major markets across the US. We have also brought specialty teams on board that will strengthen our services in state and local tax service planning, specialty teams on board in forensic accounting services and also property tax services. As these teams ramp up efforts to generate revenue during the early stages of this investment, we have incurred more costs than revenue in 2012. So, for the full year of 2012, the collective impact of these initiatives resulted in a net cost of approximately $1.9 million, which is a 47 basis points impact on our Financial Services segment margins and a 25 basis points impact on CBIZ margins for the year.

Turning to Employee Services, same-unit growth was 1% for the fourth quarter compared with the year ago, and for the full year, same-unit revenue was flat compared with the prior year. Including the impact of acquired operations, total revenue grew by 12.2% for the quarter and grew by 8.8% for the full year compared with the year ago. Now, we have continued to see strong results within our property and casualty services, retirement plan advisory services, and in our payroll services areas.

Turning to Medical Management Professionals, as we expected, there were pressures on achieving revenue growth within this segment throughout 2012. We have seen a good rebound in the volume of procedures processed, and that was up by 4.3% over the prior year. But reimbursement rates, particularly in the Radiology specialty, declined in 2012. Now, the management group in this business has done a terrific job finding productivity improvements and efficiencies that reduce our cost per procedure processed. But we saw a decline in margin from this group as a result of pressures on reimbursement rates and the contribution from this group declined by approximately $1.5 million, which is 20 basis points on CBIZ margin as a result of the decline in reimbursement rates.

For the full year, organic revenue declined by 3.0% primarily due to the pressures on reimbursement rates. On a very positive note, we achieved organic revenue growth of 1.7% in this segment in the fourth quarter with a corresponding improvement in the contribution from this segment.

As we have pointed out in the past, our merger and acquisition advisory business, while relatively small, can impact the overall results for CBIZ as the timing of transactions and the related revenue and contribution is somewhat unpredictable. For the full year of 2012, revenue and pre-tax contribution in this group was about $1 million less than the previous year. The margin impact in 2012 was 12 basis points with earnings per share impact of approximately as many a share as a result of this.

As to what’s noted in the earning release issued this morning, during the fourth quarter we reached an agreement for a favorable settlement of a longstanding litigation matter and we have since received the funds on this settlement. You may remember my prior comments earlier in 2012 to note that we have incurred higher legal expenses throughout the third quarter as a result of managing through this and other various legal issues.

A portion of the settlement received in the fourth quarter was recorded as a reimbursement of expenses and that is reflected in the G&A expense category, which serves to reduce that expense. The remaining balance of the settlement was reported as other income in the fourth quarter and the positive impact on earnings per share from this item in other income was $0.02 per share.

Now, as I always do, I want to take a minute to help you understand the performance of the company excluding the impact of the accounting for gains or losses in our deferred compensation plan, the assets of which now total $39.8 million at the end of the year. Excluding this item, operating income margin was 7.8% for 2012 and that compares to 7.8% for the prior year. G&A expense for the full year was 3.9% of revenue compared with 4.3% of revenue last year when you exclude the impact of this item. These numbers are outlined in the footnotes to the release issued earlier today, and as a reminder, there is no impact to the reported pre-tax income margin which was 6.6% for 2012 compared with 6.4% for 2011.

Cash flow continued to be strong during 2012. Our non-GAAP earnings which outlined the impact of major non-cash items increased from $1.10 per share in 2011 to a $1.22 per share in 2012, and that’s an 11% increase. During 2012, we used $5 million to repurchased 874,000 shares of our common stock. And this activity occurred during the first three quarters of the year with no repurchases occurring during the fourth quarter. As we have commented previously, our intentions going forward are to limit share repurchases to a level necessary to maintain a fully diluted share count of approximately 50 million shares. You may note that we recently filed an 8-K indicating that our board authorized the purchase of an additional 5 million shares through March of 2014.

Now, with 10 acquisitions closed during 2012, including earnout payments for prior year acquisitions, we used $106.8 million of cash for acquisition activity during 2012. On December 31, 2012, the outstanding balance on our $275 million unsecured credit facility was $208.9 million, and that represents an increase of approximately $64 million over the balance of $145 million at the beginning of the year. Of course, the year-end balance on the credit facility includes the initial closing payments for the 5 transactions that were closed during the fourth quarter including the 2 transactions that were closed on December 31st. Having used approximately $112 million for acquisitions and share repurchases with a corresponding increase of $64 million in varying levels for the year, that is a good indication that the underlying cash generated from operating activities continues to be steady and very strong.

As we look at future potential earnout payments, we have approximately $18 million scheduled for 2013 with about $9 million each in 2014 and 215. With good support from our bank group, we continue to have the financial resources to actively pursue acquisitions and we currently have an active pipeline of acquisitions under consideration. As we have in the past, we expect to close at least 3 to 5 transactions in 2013.

Capital spending was $4.2 million for 2012 including $973,000 in the fourth quarter. This level of capital spending is consistent over time and we expect future spending will generally be in the range of $4 million to $6 million annually.

Now, day sales outstanding and our receivables stood at 74 days at the end of the year compared with 71 days a year ago. And I believe that the increase is due primarily to the acquired assets and receivables on the acquisition activity without a corresponding sales activity to offset the increased assets.

Debt expense for the full year was 67 basis points on revenue compared to 84 basis points a year ago. Fully diluted share counts for 2012 were 49.3 million shares compared with 49.6 million shares a year ago. At this point looking forward, we expect the share count for 2013 will be approximately 50 million shares.

You will also note the effective tax rate for 2012 was approximately 38.4% and that reflects the fact that we expect to more fully utilize net operating loss carry-forwards as a result of recent acquisition activity. As we evaluate our position today, we expect for 2013 the effective tax rate will be approximately 40%. Now, with this small increase in the effective tax rate expected for 2013, this will impact earnings per share by slightly more than a penny a share in 2013.

In summary, with total revenue growing by 4.4% and earnings per share increasing by 8.6% over the prior year, we are very pleased to report full year results for 2012 that are slightly above our guidance for the year. We have seen a steadily improving economic environment throughout 2012 and our same-unit organic revenue growth reflects this improving environment.

Looking forward to 2013, we expect continuing improvements in our ability to report organic revenue growth and of course, we expect a very positive impact in the year ahead from the acquisition activity that has occurred in 2012. As a result, for 2013, we expect to achieve total revenue growth within a range of 7% to 9% over the $766 million recorded in 2012, and that will be driven by a stronger organic growth combined with the impact of recent acquisition activity throughout 2012. Now looking at earnings per share in the year ahead, we should normalize the $0.63 per share reported for 2012 to exclude $0.5 per share for two non-recurring items I commented on. To remind you, in the first quarter of 2012, we recorded a gain on the sale of our wealth management business that was $0.03 per share and that will be non-recurring. And the legal settlement recorded as other income in the fourth quarter was $0.02 per share and we consider that to also be non-recurring in the year ahead. So, considering these items with a $0.58 per share-normalized base for 2012, we expect to achieve an increase in earnings per share within the range of 12% to 15% over the normalized level of $0.58 per share in 2012.

Now, looking at cash flow and EBITDA, we expect continued strong cash flow and expect that EBITDA in 2013 will also grow by 12% to 15% over the $85.3 million recorded in 2012. So, with these comments, let me conclude and I will turn it back over to Steve.

Steven Gerard - CBIZ Inc. - Chairman, CEO

Thank you, Ware. Let me comment on a few other items. Our acquisition pipeline remains strong. It’s unlikely that we will report any significant acquisition in the first quarter as we continue to focus our efforts on the appropriate integration of the companies that we acquired in the fourth quarter of 2012, but I’m expecting as Ware points out for us to conclude at least the 3 to 5 transactions leading up to historical trend and possibly closer to the 10 that we did in 2012.

We also intend to continue our investment in our associates and our investment in technology and our investment in the other necessary parts of our business to take advantage of and help us grow.

Ware commented that we are seeing a stable economic environment with positive indication on the horizon and we wish to be well positioned to take advantage of that, specifically anything that may come out of the Affordable Care Act, the Tax Relief Act of 2012, as well as a general sentiment among our clients that with for certainty that came from the Congressional actions at the end of the year. They’re feeling a little bit better about their business prospects.

With that, I’d like to stop and take questions from our analysts and shareholders.

QUESTION AND ANSWER

Operator

(Operation Instructions). Our first question is from Josh Vogel with Sidoti. You may now ask your question.

Josh Vogel - Sidoti & Co. - Analyst

Thank you. Good morning, Steve and Ware. If I take all the acquisitions you made last year and the revenue contributions and basically put it into my model, am I right to assume that your guidance implies about 2% same-unit growth for the year?

Steven Gerard - CBIZ Inc. - Chairman, CEO

Yes, I think, Josh that we’re somewhere in the 2% to 4%. We’re not quite sure but at the lower end, that’s what our numbers would say.

Josh Vogel - Sidoti & Co. - Analyst

Okay, great.

Ware Grove - CBIZ Inc. - CFO

Can I add some input? You were comparing that to 2012 which was less than 1% in aggregate of the company and we’re expecting quite frankly a decline in MMP. So, we’re looking for our core businesses to actually be higher than that.

Josh Vogel - Sidoti & Co. - Analyst

Okay. That’s helpful. Thank you. And PHBV, are you going to run that through the Employee Services or Financial Services segment or both?

Steven Gerard - CBIZ Inc. - Chairman, CEO

No, no. PHBV is in Financial Services.

Josh Vogel - Sidoti & Co. - Analyst

Okay.

Steven Gerard - CBIZ Inc. - Chairman, CEO

And particularly with our Myers and Stauffer affiliated company so it’s in Financial Services.

Josh Vogel - Sidoti & Co. - Analyst

Okay, and with the government budget cuts, does that hurt the government health care consulting market?

Steven Gerard - CBIZ Inc. - Chairman, CEO

Our belief is that it’s actually going to help. If you look at the Affordable Care Act and if you look at the requirements for the states to have exchanges and to have their own Medicaid plans state-by-state, our PHBV and our Myers and Stauffer business focuses primarily on the creation adjustment audit of and consulting for states on Medicaid, so over time, we believe that as the federal government shifts the burden to the states, this is actually a very good place for us to be now.

Josh Vogel - Sidoti & Co. - Analyst

Okay, great. And shifting to Employee Services, what percent of the business is group health and what percent is payroll?

Ware Grove - CBIZ Inc. - CFO

Josh, about 40% to 45% is group health and slightly more than 10% is our payroll service.

Josh Vogel - Sidoti & Co. - Analyst

Okay, and with regard to group health, can you talk about the trends here and the dialogue you’re having with clients about health care reform and it seems like this could benefit the division. Are you seeing more opportunities arise here with potential clients?

Steven Gerard - CBIZ Inc. - Chairman, CEO

I think we’re seeing opportunity to have a dialogue with existing and potential clients because there’s still great uncertainty as to what will happen and when it will happen. We don’t, on today’s basis, expect if the Affordable Care Act is in fact implemented in 2014, and there are some questions about that, we don’t see the movement of most of our clients to exchanges as being likely.

So, we think this is an opportunity for more consulting work and more creative structuring of plans but the bulk of our business in the benefits area in terms of dollars are in larger clients anyway, which are not going to be affected by it, so we view this as an opportunity although I think there’s still great confusion in the market today as to what might happen.

Josh Vogel - Sidoti & Co. - Analyst

Okay, that’s great. Thank you. I’ll jump back in the queue.

Steven Gerard - CBIZ Inc. - Chairman, CEO

Okay.

Operator

At this time, there are no further questions. My apologies, we’ve just received a question from Jim Macdonald with First Analysis. You may now ask your question.

Jim Macdonald - First Analysis - Analyst

Good morning, guys.

Steven Gerard - CBIZ Inc. - Chairman, CEO

Hey, Jim.

Jim Macdonald - First Analysis - Analyst

Could you talk a little bit about the payroll acquisition you just did, and I guess you said that was completed and in the end of the year debt numbers I guess. But how is that going to fit in to your core payroll business.

Steven Gerard - CBIZ Inc. - Chairman, CEO

Oh, sure. It’s a Minneapolis-based payroll company with a very strong footprint in the Midwest. The operating system is exactly the same as we have in our primary business. We have made the acquisition and folded into the existing CBIZ payroll which is operated out of Roanoke. Over time, we will look to find the efficiencies that come out of that kind of combination. Our expectation is to continue the sales activity and certainly, the client-related activity there and this is just a natural tuck-in of a payroll business into our existing one. There’s nothing particularly special about it except that it’s got a good longstanding client base on an operating system that’s the same one we use.

Jim Macdonald - First Analysis - Analyst

And typically payroll companies can be pretty expensive. Was this more expensive than your normal multiple?

Steven Gerard - CBIZ Inc. - Chairman, CEO

No. It was not and certainly larger payroll companies go for higher multiples, this one doesn’t fall in that category.

Jim Macdonald - First Analysis - Analyst

Okay. And shifting to the legal area and legal settlements, you had a lot of costs throughout the year. Are those all gone now or they’re still outstanding actions? What are your expectations for legal cost in 2013?

Steven Gerard - CBIZ Inc. - Chairman, CEO

I think that legal costs in 2013 will continue to be significant. As we reported in our 10-K there is at least one large or two large cases which will now start to come closer to trial, as you come closer to trial, you ramp up with depositions and pre-trial activity so I don’t see in the short run, certainly I don’t see in 2013 unless we are successful with various motions to dismiss, I don’t see the legal expense coming down dramatically if anything, it could tick up a little bit in 2013.

As I think you know these are cases that go to the heart of how the alternative practice structure is run, if they deal with allegations that CBIZ does audits, and you know we don’t do audits. So, this is key to the business and we’re going to continue to defend it as aggressively as we can. I think at the end of the day, we’ll be hugely successful as we normally are but there’ll be an expense.

Jim Macdonald - First Analysis - Analyst

And on MMP, you mentioned you expect another decline, can you talk about that a little bit?

Steven Gerard - CBIZ Inc. - Chairman, CEO

Yes, I think MMP had a good fourth quarter. And I congratulate them on an excellent quarter and a great year in terms of reducing expenses. I think it’s a practical matter. Reimbursement rates will continue to give them a softer revenue line. So, I expect them to be down a bit. I’m hopeful we can again make it up or make up most of it on the bottom-line but I didn’t want anybody to extrapolate the fourth quarter year-over-year growth and think we’re out of the woods. We’re not quite there yet although we may be getting close.

Jim Macdonald - First Analysis - Analyst

And is there another tick down on January 1st as usual?

Steven Gerard - CBIZ Inc. - Chairman, CEO

Yes.

Jim Macdonald - First Analysis - Analyst

Okay. Can you quantify that at all?

Steven Gerard - CBIZ Inc. - Chairman, CEO

I believe it’s in the 1% to 2% range or 2% to 2.5%. I think that’s where it is in terms of their Radiology business. But of course you know the acquisition we made in the fourth quarter last year was not in Radiology, so that the mix of business is a little bit different. They also have a backlog of perspective clients that is as strong if not, stronger than we’ve seen in a long time.

There’s an opportunity there to pick up some new business in 2013 which would make the revenue line a little bit better even though on the same store basis for 2013, or we might not see that improvement.

Jim Macdonald - First Analysis - Analyst

And switching to a technical question, can you talk about your current interest rate and whether you have that hedged at all and what your expected availability is towards the end of April or middle April when you kind of use cash in the first quarter usually?

Ware Grove - CBIZ Inc. - CFO

Yes, the interest rates Jim, are as you know, really low. We’re paying a spread on a variable basis of LIBOR plus about 250 basis points which gives us roughly a 300 basis points effective incremental borrowing costs. We’re keeping things relatively short. At this point in time, we’re hedged a bit. Unfortunately, we’re hedged at a slighter higher cost because we and many people thought for a long time that a rate increase might be imminent.

Of course, we have a $130 million piece that’s due 2015, that’s fixed. So, we got a good blend of fixed and variable rates. We got good availability on the unsecured credit facility with $275 million. We’ve got that fully available to us while the balance is, I’ll say $210 million. With the acquisition activity, we’ve got another $50 million plus available at the end of the year and we don’t expect to be constrained in any way through the first quarter and through the balance of the year.

Jim Macdonald - First Analysis - Analyst

But do you have enough EBITDA to be able to address that whole $275 million line at this point?

Ware Grove - CBIZ Inc. - CFO

We do because as we bring on newly acquired businesses from a bank perspective, we include the pro forma EBITDA that’s acquired for leverage and covenant testing purposes.

Jim Macdonald - First Analysis - Analyst

And just one more technical question and I’ll circle back. The tax rate in the quarter, I guess net was, you know, it seems like it was a true-up or something. Any comments on that?

Ware Grove - CBIZ Inc. - CFO

Well, it is, Jim. With the acquisitions in the fourth quarter being fairly significant, and the way we structure the business from a tax perspective, we now can take advantage of some net operating loss carryforwards, and now we can relieve some allowances which reduced the effective tax rate in the fourth quarter as a result of that activity.

So, the 38.3% you see is a result of some of the adjustments we made in the fourth quarter.

Jim Macdonald - First Analysis - Analyst

All right. Thanks a lot, guys.

Operator

And our next question is from Robert Kirkpatrick with Cardinal Capital. You may now ask your question.

Robert Kirkpatrick - Cardinal Capital - Analyst

Good morning. Steve, could you talk a little bit about your comment about doing 3 to 5 or maybe even as many as 10 acquisitions in the coming year? Is that supply driven? Meaning, there are more acquisitions available for you to choose from? Is that size driven, that there are a lot of small acquisitions, or is it demand-driven, CBIZ having a greater appetite?

Steven Gerard - CBIZ Inc. - Chairman, CEO

Rob, what I wanted to highlight was that we historically do 3 to 5. Last year we did 10 which is the highest since 1999 or 1998. My gut tells me that we’ll be somewhere in the middle of that. I just didn’t want us to be—I didn’t want the investors to be surprised if we did a little more than 3 to 5.

We are seeing a continually good flow of acquisitions, both on Financial Services and Employee Services. I wouldn’t say that there any more available. I just think we are refining our process better where we’re able to make decisions faster and redeploy the resources. And I just think the opportunity if you look at the pipeline is slightly better than we’ve done before.

As you know, we’ve always been opportunistic. We would’ve done more than 3 to 5 in the past if we could’ve found the right ones without changing our standards, which we continue to maintain and are very high. There just seems to be more in the pipeline and that was all I was trying to signal. I wouldn’t suggest in any way that there’s been a dramatic shift in either the market of available or our appetite. We continue to have an appetite for the employee benefits, the property and casualty, and the various businesses with international services.

Robert Kirkpatrick - Cardinal Capital - Analyst

Okay. And then secondly, you made reference during your remarks to your clients seeming more optimistic about their business due to getting past the end of the year. Could you provide a couple of generic examples as to what that has permitted clients to decide to do as they go forward that they were holding off on doing before?

Steven Gerard - CBIZ Inc. - Chairman, CEO

Everything that I see tends to be very anecdotal. My sense of talking to our top accountants and our top producers on the employee side is that our clients are more engaged in discussion about expansion and investment. It isn’t specific to an industry. It isn’t specific to geography. It’s much more of a gut feel after going through the last 4 years as to what the clients are thinking about.

With projected GDP, it’s not much more than 2% across the US, I’m not in any way suggesting we’re looking at a boom economy. But my gut feel again, and it’s nothing more than that, is that there’s far more discussion with us and far more discussion by our clients as to seeking where the opportunities are and beginning to think about investing. And as you know, with a very high client retention rate and with a good part of our business being reoccurring, the real advantage or the real opportunity for us if you will, is when they begin to expand. And I’m just getting the feeling that we’re starting to see that in a more tangible way across the board than we’ve seen before.

Robert Kirkpatrick - Cardinal Capital - Analyst

Great. Thank you so much, both of you.

Steven Gerard - CBIZ Inc. - Chairman, CEO

Okay, Rob.

Operator

At this time, there are no further questions in the queue.

Steven Gerard - CBIZ Inc. - Chairman, CEO

Okay. I’d like to again thank our shareholders for their continued support, but I really particularly like to thank our associates. We’ve come through 2009 through 2011 in a very difficult environment and everyone hung in there and did the job as best they can. In 2012, we began to see a change and a turnaround in the external markets and we’re now pretty well positioned to take advantage of it.

But I never forget, and the company never forgets, that the revenues are all generated by those of you in the field who are actually dealing with our clients. So, I thank you for a good year in 2012 and I look forward to being able to report even a better year in 2013 due to your results.

Thank you and with that, I look forward to talking to everyone after the first quarter.